Exhibit 10.2

August 26, 2015

Mr. Sean McGrath

Re:	Employment Offer

Dear Sean:

I am delighted to offer you the position of Chief Financial Officer and Secretary of StoneMor GP LLC (the “Company”). All of us at StoneMor are pleased with your decision to join the team and excited about working with you. This letter, when signed by you, will constitute your employment with the Company. In accordance with our discussions, set forth below are the terms and conditions of your employment:

TITLE:	Chief Financial Officer and Secretary

REPORTING TO:	Larry Miller, Chief Executive Officer, President and Chairman of the Board

START DATE:	On or before September 28, 2015

BASE SALARY:	$350,000 annually (payable weekly or pursuant to standard company practice)

ANNUAL BONUS:

For each calendar year of your employment, you shall have the opportunity to earn an annual incentive bonus with a target bonus equal to 75% of Base Salary. The actual incentive bonus awarded is discretionary and will be based on Company performance against performance targets established by the Compensation Committee as well as mutually agreed upon personal performance goals.

For your service during the 2015 calendar year, you will be awarded an annual incentive bonus of $175,000, paid during the Company’s normal bonus award cycle in the first quarter of 2016.

EQUITY PARTICIPATION:

Annually, you will receive long-term equity incentive awards at nominal values approved by the Compensation Committee. This award is currently targeted at 75% of Base Salary and will be comprised of StoneMor LP units. Half (50%) of this award will vest ratably over three (3) years and the other half (50%) will vest based upon performance criteria approved by the Compensation Committee in 2015 or 2016.

Additionally, within our General Partner, you will receive a 1 % GP Incentive Interest which will feature two sources of cash flow to you: (1) ongoing quarterly cash distributions from the GP/Incentive Distribution Rights (IDRs) and (2) the exit value upon GP monetization.

VACATION:	Four weeks

MEDICAL BENEFITS:	You will receive the same benefit terms and conditions as for all Company employees and officers. This benefits summary will be provided to you within a separate document. During the waiting period to become eligible for health coverage at the Company, you will be fully reimbursed for the cost of COBRA payments to maintain your current plan at your prior employer.

SEVERANCE POLICY:	Should you be terminated from the Company without cause (including due to a change of control), you will be eligible to receive a severance payment equal to one (1) year of base salary at the time of your termination, assuming that you have executed a separation agreement and full release of claims as provided by the Company.

OTHER BENEFITS:	You will have the option between accepting a company- provided mobile phone or receiving a $170 monthly allowance.

You also acknowledge and agree that, during your employment with the StoneMor, you will be subject to the Company’s standard policies, if any, relating to non-disparagement, non-solicitation, non-competition and confidentiality, as set forth in any Company policies or plans generally applicable to its executives. (Attached) In addition, this letter does not constitute an employment contract. Your employment will be at-will, meaning that you or StoneMor may terminate the employment relationship at any time, with or without cause, and with or without notice.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, including completion of references, a pre-employment drug and alcohol test and background check. This letter shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, without regard to principles of conflict of laws thereof.

Sean, I’m again looking forward to our partnership together and your contributions to the growth and success of StoneMor. Please feel free to contact me if you have further questions regarding this offer.

Best Regards,

By:	/s/ Lawrence Miller
Lawrence Miller
Chief Executive Officer, President and Chairman of the Board

Agreed and Accepted,
This 31 day of August, 2015:

By:	/s/ Sean McGrath
Sean McGrath